Exhibit 99

Communications
Marriott Drive
Marriott International, Inc.	Washington, D.C. 20058
Corporate Headquarters	(301) 380-7770

NEWS

CONTACT:	Tom Marder
Marriott International
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT CLOSES PURCHASE AND SALE TRANSACTIONS

WITH CTF, WALTON STREET CAPITAL, SUNSTONE, AND TARSADIA

WASHINGTON, June 23, 2005 – Marriott International, Inc. (NYSE: MAR), CTF Holdings Ltd., Sunstone Hotel Investors, Inc. (NYSE:SHO), Walton Street Capital, L.L.C., and Tarsadia Hotels announced today that they have substantially completed the set of purchase and sale transactions originally announced on April 27, 2005 involving 29 Renaissance Hotels & Resorts and three Courtyard hotels, and certain joint venture interests.

Under the terms of the agreement, Marriott agreed to purchase 32 hotels and certain joint venture interests from CTF for the aggregate price of $1.452 billion. That agreement permitted Marriott to designate purchasers at closing. Marriott designated Walton Street to purchase eight hotels for $578 million and Sunstone to purchase five hotels and a joint venture interest for $419 million. Marriott also designated Tarsadia Hotels to purchase two hotels for $29 million. The closings as to Walton Street, Sunstone, and Tarsadia are complete. Marriott will continue to manage the hotels purchased by Walton Street and Sunstone under long-term agreements. The two hotels purchased by Tarsadia will be operated under short-term franchise agreements.

Marriott closed on 12 hotels for an aggregate price of $374 million, and is currently discussing the sale of a number of these hotels with potential purchasers. Closing on the five remaining hotels and a joint venture interest, which represent $52 million of the total purchase price, has been postponed pending receipt of certain third party consents. Closing on those hotels is expected to occur before the end of the year.

Marriott and CTF exchanged legal releases effective as of the closing date, and the litigation between the two companies will now be dismissed.

MARRIOTT INTERNATIONAL, INC. (NYSE: MAR - News) is a leading lodging company with more than 2,600 lodging properties in the United States and 65 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Bulgari, Residence Inn, Courtyard, TownePlace Suites, SpringHill Suites, and Fairfield Inn brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The

Exhibit 99

company is headquartered in Washington, D.C., and had approximately 133,000 employees at December 31, 2004. It is ranked as the lodging industry’s most admired company and one of the best places to work for by Fortune® magazine. In fiscal year 2004, Marriott International reported sales from continuing operations of $10 billion. For more information or reservations, please visit our web site at http://www.marriott.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws, including the anticipated closing on the purchase of the remaining hotels described above. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the completion of satisfactory landlord negotiations and receipt of certain third party consents. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Exhibit 99